[Deloitte & Touche Ltda. letterhead]
Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form F-3 of our reports dated May 7, 2007, relating to the financial statements of Bancolombia S.A. (which expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that our audit also comprehended the translation of Colombian Pesos amounts into U.S. dollars amounts in accordance with Note 2c. of such consolidated financial statements) and management’s report on internal control over financial reporting, appearing in the Annual Report on Form 20-F of Bancolombia S.A. for the year ended December 31, 2006 and to the reference to us under the heading “experts” in the Prospectus, which is part of this registration statement.
/s/ Deloitte & Touche Ltda.
Deloitte & Touche Ltda.
Medellin, Colombia
May 11, 2007